UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 25, 2005

TRW Automotive Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31970	81-0597059

(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150

(Address of Principal Executive Offices)	(Zip Code)

(734) 855-2600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

SIGNATURE

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Resignation of Director and Election of New Director

On May 25, 2005, Joshua H. Astrof resigned as a director of TRW Automotive Holdings Corp. (the “Company”). Mr. Astrof was a Class I director of the Company and a member of the Compensation Committee.

At a meeting held on May 25, 2005, the Board of Directors of the Company elected Matthew Kabaker as a Class I director (with a term expiring at the 2008 annual meeting of stockholders) to fill the vacancy left by Mr. Astrof’s resignation. The Board also appointed Mr. Kabaker to the Compensation Committee. Mr. Kabaker is a Principal of The Blackstone Group (together with its affiliates, “Blackstone”) where he has worked since 1998. Mr. Kabaker currently serves on the Advisory and Supervisory Boards of Gerresheimer Glas.

Relationship of the Company with Blackstone

Automotive Investors L.L.C. (“AIL”), an affiliate of Blackstone, owns approximately 57% of the Company’s outstanding common stock. Pursuant to the stockholders agreement among AIL, the Company and Northrop Grumman Corporation (“Northrop”), AIL is entitled to designate certain nominees for election to the Board of Directors of the Company. Mr. Astrof was one such designee and Mr. Kabaker is also a designee of AIL.

Blackstone and the Company are parties to a transaction and monitoring fee agreement whereby Blackstone provides the Company monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals; and (v) other financial advisory services as more fully described in the agreement. For these services, the Company paid an upfront transaction and advisory fee at the time of the February 2003 acquisition (the “Acquisition”), and has agreed to pay an annual monitoring fee of $5 million. Blackstone may elect, at any time, to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be February 2013. The Company has agreed to indemnify Blackstone and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction and monitoring fee agreement and the engagement of Blackstone pursuant to, and the performance by Blackstone of the services contemplated by, the transaction and monitoring fee agreement. The agreement terminates on the earliest of (1) the date on which Blackstone owns less than 5% of the number of shares of the Company’s common stock then outstanding, (2) Blackstone elects to receive a single lump sum cash payment in lieu of annual payments of the monitoring fee and (3) such earlier date as the Company and Blackstone may mutually agree upon. Since the beginning of 2004, the Company has paid Blackstone $7.5 million in connection with this agreement, representing $5 million pertaining to 2004 and $2.5 million pertaining to 2005. The Company also reimburses Blackstone for out-of-pocket expenses in connection with the transaction and monitoring agreement.

The Company entered into a share repurchase agreement with AIL prior to the consummation of the Company’s initial public offering in February 2004. Under the terms of the share repurchase agreement, the Company used approximately $331 million of the net proceeds from its initial public offering to repurchase 12,068,965 shares of the Company’s common stock held by AIL at a price per share equal to the proceeds per share less the underwriting discounts the Company received from the initial public offering (or $26.46 per share). AIL paid $10.00 per share for the shares that were repurchased by the Company. The shares repurchased were valued at the same price as the shares the Company offered the public in the initial public offering. They were of the same class of common stock as the shares offered and carry with them the same rights and preferences. AIL had the right to cause the Company to register for sale these shares in connection with the offering under the terms of the stockholders agreement. Consistent with the terms of the stockholders agreement, AIL paid its share of the underwriting discounts relating to the proceeds from the offering used to redeem its shares, and the Company paid all other expenses relating to the initial public offering. The net proceeds to AIL from the share repurchase were identical to the net proceeds it would have received had it required the Company to register for sale to the public the same number of shares in the initial public offering. The share repurchase agreement provides that AIL was utilizing one of its demand registration rights in the offering and shall indemnify the Company for certain losses, claims, damages or liabilities.

In addition, in November 2004, Northrop paid directly to AIL (for the benefit of AIL and certain other stockholders) an aggregate of approximately $53 million in respect of the settlement of a contractual indemnification obligation relating to post-retirement benefits other than pensions. Under the terms of the master purchase agreement entered into with AIL and the Company at the time of Acquisition, Northrop was required to make such payments, following the Company’s initial public offering, to the Company’s non-employee stockholders at the time of the Acquisition. AIL in turn had agreed to share such payments with certain other pre-initial public offering stockholders. Of the $53 million payment from Northrop to AIL, an aggregate of approximately $1 million was paid by AIL to certain pre-initial public offering stockholders (including employees and executive officers of the Company) in proportion to their share ownership as a return of their initial capital investment.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.
Dated: May 26, 2005	By:	/s/ David L. Bialosky
David L. Bialosky
Executive Vice President General Counsel and Secretary